For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2016
FINANCIAL RESULTS

MANHATTAN BEACH, CA. – February 9, 2017 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the fourth quarter and year ended December 31, 2016.

Quarterly and Fiscal Year Highlights

Record fourth quarter net sales of $764.3 million, an increase of 5.8 percent, and record annual net sales of $3.56 billion, an increase of 13.2 percent
Earnings from operations of $28.3 million for the fourth quarter and $370.5 million for the year
Net earnings of $6.7 million for the fourth quarter and $243.5 million for the year
Diluted earnings per share of $0.04 for the fourth quarter and $1.57 for the year

“Skechers achieved new fourth quarter and full-year net sales records, exceeding our fourth quarter guidance range of $710 million to $735 million,” began David Weinberg, chief operating officer and chief financial officer. “The strong quarterly growth was primarily the result of a 17.1 percent increase in our international wholesale business, led by China with an increase of 48.5 percent. In addition, our global Company-owned retail business grew 13.9 percent on a store base of 571 at year-end. Combined with our third-party owned stores, we had 2,012 Skechers stores worldwide at year-end, creating a global network that includes more than 500 locations in China, more than 60 in each of India, Mexico and Saudi Arabia, and over 50 in each of Australia, Malaysia, South Korea and Taiwan.”

Fourth Quarter Financial Results
Quarterly net sales increased 5.8 percent to $764.3 million compared to fourth quarter 2015. The growth was the result of a 17.1 percent increase in the Company’s international wholesale business and a 13.9 percent increase in its Company-owned global retail business which included comparable same store sales increases of 3.6 percent. Additionally, the negative currency translation impact on its gross margins in its international wholesale and international Company-owned retail businesses for the fourth quarter was $18.4 million. The net sales increases were offset by a decrease of 11.8 percent in the Company’s domestic wholesale business, which included a 4.6 percent decrease due to the launch of the Star Wars footwear collection in the fourth quarter of 2015.

Gross profit for the fourth quarter was $356.2 million, or 46.6 percent of net sales, compared to $329.9 million, or 45.6 percent of net sales, for the fourth quarter of last year. Historically, gross margins for its retail segment are the highest, followed by gross margins for international subsidiary sales and then domestic wholesale sales, with gross margins for its international distributor sales being the lowest. The slightly higher gross margin during the quarter was due to a combination of increased international subsidiary revenues and margins, reduced domestic wholesale and international distributor sales and margins, which were offset by lower retail margins.

Fourth quarter selling expenses increased $1.6 million to $59.5 million, or 7.8 percent of sales, compared to $57.9 million, or 8.0 percent of sales, in the fourth quarter of the prior year. The increase was primarily due to increased international advertising expenses.

General and administrative expenses for the fourth quarter increased $52.3 million to $273.4 million, or 35.8 percent of sales, compared to $221.1 million, or 30.6 percent of sales, in the prior year. The year-over-year quarterly increase was primarily due to Skechers’ focus on long-term global growth, including $15.3 million associated with the Company’s 53 additional domestic and international retail stores, and $27.0 million to support its international growth, of which $19.0 million was due to increased costs in China, $2.8 million for the transition of its South Korean distributor to a joint venture, $2.3 million in support of its new Latin America subsidiary, and $3.2 million in Japan. Domestic wholesale general and administrative expenses increased $10.0 million during the fourth quarter primarily due to increased headcount in the United States to support its brand worldwide.

“We are in our 25th year of business, have a well-established brand and prominent position in the United States, and have grown our international business to 46.1 percent of our 2016 sales,” added Mr. Weinberg. “As we plan for our international business to grow to 50 percent of our total sales in the near future, we transitioned several of our international distributors to joint ventures or subsidiaries in key regions in 2016 and the few years prior, and have been investing in the infrastructure and marketing to support the current and planned growth. In the fourth quarter, these investments were primarily in China, Korea Japan and Latin America, which are regions that we believe will represent great growth opportunities.”

Earnings from operations were $28.3 million, a decrease of 48.3 percent over the fourth quarter of 2015.

Net earnings decreased 77.4 percent to $6.7 million, while diluted net earnings per share for the fourth quarter were $0.04, compared with $0.19 for the fourth quarter in the prior year. The Company’s annual effective tax rate for 2016 increased to 20.6 percent from 19.9 percent as of September 30, 2016, which increased its fourth quarter 2016 effective tax rate to 31.5 percent and reduced its earnings per share by $0.02. In addition, the Company’s gross margins were negatively impacted by approximately $18.4 million due to negative foreign currency translations and an additional $4.6 million in pre-tax expenses related to foreign currency transaction losses during the fourth quarter of 2016. Further, the Company’s business in the United Kingdom was significantly impacted by currency headwinds as its wholesale sales were flat during the fourth quarter in local currency but down 17.9 percent in U.S. dollars.

2016 Financial Results
Net sales were $3.56 billion, gross profit was $1.63 billion or 45.9 percent of net sales, and earnings from operations were $370.5 million or 10.4 percent of net sales. Net earnings were $243.5 million and diluted net earnings per share were $1.57 per share.

Robert Greenberg, SKECHERS chief executive officer, commented: “With record annual sales of over $3.56 billion, 2016 was another significant growth year for Skechers. We remained the number two sport footwear brand in the United States, and the number one walking brand, work brand, and dress/comfort casual brand*, and received the 2016 Plus Award for Children’s Design from Footwear Plus. We believe we are continuing to increase market share around the globe as we experience the strongest growth coming from our international businesses. Our continued growth and strong market position is due to aggressively revamping our product lines to include more youthful, relevant and innovative styles, while still creating comfort footwear that our broad consumer base finds appealing. We expect that 2017, Skechers’ 25th year of business, will be an even more remarkable in terms of product and sales. Our speed to market and ability to react and deliver as trends arise gives us the flexibility to pivot as necessary. When it comes to design, we are focused on the domestic market as well as our international markets as we provide a product offering that resonates around the world. We are looking forward to delivering our new collections across all our divisions for men, women and kids—included lighted footwear, a new line from our Skechers Performance Division, and a new product line perfect for the Millennials and Post-Millennials—and believe that we will remain a leading global footwear company.”

Balance Sheet
At year end, cash and cash equivalents was $718.5 million, an increase of $210.5 million, or 41.4 percent over last year.

Total inventory, including inventory in transit, was $700.5 million, an $80.3 million increase, or 12.9 percent, over December 31, 2015, in line with the Company’s incoming order rate, backlogs, and growing retail and wholesale business.

Working capital was $1.2 billion versus $971.2 million at December 31, 2015.

Mr. Weinberg continued: “We ended 2016 with positive domestic and international backlogs, and the highest incoming order rate for our domestic wholesale, subsidiary and distributor businesses in our history for both the fourth quarter and full year. Already in 2017, we’ve achieved mid-single-digit comps in January and high single-digit comps for the first week of February in our Company-owned retail stores on a worldwide basis. Based on these key indicators, combined with the many new products delivering later this year—including the domestic launch of You by Skechers in the second quarter—we believe the remainder of the year is on a favorable growth track, and we are well positioned for another record year.”

Outlook

Despite an all-time net sales record in the first quarter of 2016 and Easter falling into the second quarter in 2017, the Company believes it will achieve flat to slightly positive sales in its domestic wholesale business, and increases in its international business and Company-owned retail stores. The Company expects net sales in the range of $1.050 billion to $1.075 billion and earnings per share of $0.50 to $0.55 for the first quarter of 2017.

The Company expects its ongoing capital expenditures for 2017 to be approximately $50 million to $55 million, which includes corporate office upgrades and an additional 70 to 90 Company-owned retail store openings and several store remodels, and an additional $25 million for infrastructure primarily in its China joint venture.

Fourth Quarter and Full Year 2016 Conference Call
The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2016 financial results. The call can be accessed on the Investor Relations section of the Company’s the website at www.skx.com. For those unable to participate during the live broadcast, a replay will be available beginning February 9, 2017, at 7:30 p.m. ET, through February 23, 2017, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13652980.

*SportsOneSource, January 5, 2017

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, more than 2,012 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion and opening of new stores and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and its quarterly report on Form 10-Q for the three months ended September 30, 2016. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$718,536	$507,991
Trade accounts receivable, net	326,844	343,930
Other receivables	19,191	18,661

Total receivables	346,035	362,591
Inventories	700,515	620,247
Prepaid expenses and other current assets	62,680	57,363

Total current assets	1,827,766	1,548,192
Property, plant and equipment, net	494,473	435,907
Deferred tax assets	26,043	17,825
Other assets	45,388	37,954

Total non-current assets	565,904	491,686

TOTAL ASSETS	$2,393,670	$2,039,878

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,783	$15,653
Accounts payable	520,437	473,983
Short-term borrowings	6,086	59
Accrued expenses	93,424	87,318

Total current liabilities	621,730	577,013
Long-term borrowings, net of current installments	67,159	68,942
Deferred tax liabilities	412	8,507
Other long-term liabilities	18,855	9,682

Total non-current liabilities	86,426	87,131
Total liabilities	708,156	664,144
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,603,633	1,327,556
Noncontrolling interests	81,881	48,178

Total equity	1,685,514	1,375,734

TOTAL LIABILITIES AND EQUITY	$2,393,670	$2,039,878

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$764,290	$722,683	$3,563,311	$3,147,323
Cost of sales	408,078	392,829	1,928,715	1,723,315

Gross profit	356,212	329,854	1,634,596	1,424,008
Royalty income	4,983	3,921	13,885	11,745

	361,195	333,775	1,648,481	1,435,753

Operating expenses:
Selling	59,502	57,934	257,129	235,586
General and administrative	273,431	221,133	1,020,834	849,343
	332,933	279,067	1,277,963	1,084,929

Earnings from operations	28,262	54,708	370,518	350,824
Other expense:
Interest, net	(1,472)	(1,969)	(5,084)	(10,006)
Other, net	(4,640)	(2,141)	(5,950)	(7,321)

	(6,112)	(4,110)	(11,034)	(17,327)

Earnings before income tax expense	22,150	50,598	359,484	333,497
Income tax expense	6,981	12,108	74,125	72,450

Net earnings	15,169	38,490	285,359	261,047
Less: Net earnings attributable to noncontrolling interests	8,505	9,042	41,866	29,135

Net earnings attributable to Skechers U.S.A., Inc.	$6,664	$29,448	$243,493	$231,912

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.04	$0.19	$1.58	$1.52

Diluted	$0.04	$0.19	$1.57	$1.50

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	154,658	153,346	154,169	152,847

Diluted	155,405	154,570	155,084	154,200